SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 30, 2004

Ameritrade Holding Corporation

(Exact name of registrant as specified in its charter)

Delaware	0-49992	82-0543156
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

4211 South 102nd Street
Omaha, Nebraska		68127
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (402) 331-7856

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure
SIGNATURES

Item 7.01 Regulation FD Disclosure

On August 30, 2004, TA Associates, Inc. adopted a stock trading plan in accordance with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended. Under the plan, certain entities affiliated with TA Associates, Inc. propose to sell up to two million shares of the Registrant’s common stock in open market transactions beginning September 1, 2004, and ending no later than February 1, 2005. The aggregate number of shares to be traded on any particular trading day will be determined by the opening price per share of the Registrant’s common stock. If the opening price per share is less than $14.00, no shares will be sold on that trading day.

A Rule 10b5-1 stock trading plan adopted by TA Associates, Inc. on March 3, 2004 remains in effect. Under the March 3, 2004 plan, certain entities affiliated with TA Associates, Inc. proposed to sell up to six million shares of the Registrant’s common stock in open market transactions ending no later than October 25, 2004. The aggregate number of shares to be traded on any particular trading day under the March 3, 2004 plan is also determined by the opening price per share of the Registrant’s common stock. If the opening price per share is less than $16.00, no shares will be sold on that trading day. Through August 30, 2004, no shares have been sold under the March 3, 2004 plan.

On August 30, 2004, entities affiliated with TA Associates, Inc. owned approximately 21.0 million shares of the Registrant’s common stock, representing approximately 5.1 percent of the Registrant’s common shares outstanding.

C. Kevin Landry, Managing Director and Chief Executive Officer of TA Associates, Inc., will continue to serve as a member of the Registrant’s Board of Directors.

Limitation of Incorporation by Reference

In accordance with the general instruction B.2 of Form 8-K, the information in this report is furnished pursuant to Item 7.01 and shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934, or otherwise subject to the liability of that section.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: September 1, 2004	AMERITRADE HOLDING CORPORATION
	By:	/s/ Kurt D. Halvorson
Kurt D. Halvorson
Executive Vice President, Chief Administrative Officer

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